Exhibit 99.1

Media Contacts:

Leigh Horner

(703) 433-3044; leigh.horner@sprint.com

Jayne Wallace

(908) 607-4014; jayne.wallace@virginmobileusa.com

Investor Relations Contacts:

Yijing Brentano,

(800) 259-3755; investorrelations@sprint.com

Erica Bolton

(908) 607-4108; erica.bolton@virginmobileusa.com

SPRINT NEXTEL COMPLETES ACQUISITION OF VIRGIN MOBILE USA

Existing Boost and Virgin Mobile USA Customers Will Continue With Current Services and Plans

OVERLAND PARK, Kan., and WARREN, N.J. — Nov. 24, 2009 — Sprint Nextel Corporation (NYSE:S) and Virgin Mobile USA, Inc., (NYSE: VM) today announced that they have completed their previously announced merger transaction. The acquisition of Virgin Mobile USA strengthens Sprint’s position in the growing prepaid segment by bringing together the iconic Virgin Mobile brand with Sprint’s successful Boost Mobile business.

Earlier today, Virgin Mobile USA stockholders approved the transaction with Sprint. With this approval, all closing conditions for the transaction were met.

“With continued growth in the U.S. prepaid segment, Sprint is further positioning itself as a leader,” said Dan Hesse, Sprint CEO. “With Boost’s continued success and the iconic Virgin Mobile brand under one umbrella, Sprint will offer customers value and flexibility with great devices running on a dependable network with great coverage.”

Merger Transaction

Virgin Mobile USA stockholders will receive shares of common stock of Sprint Nextel based on the exchange ratios described below, and cash in lieu of fractional shares.

Virgin Mobile USA Public Stockholders:

All stockholders of Virgin Mobile USA (excluding Sprint Nextel, the Virgin Group and SK

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Telecom) will receive 1.3668 shares of Sprint Nextel common stock for each share of Virgin Mobile USA Class A common stock.

The Virgin Group:

•	The Virgin Group will receive 1.2724 shares of Sprint Nextel common stock for each share of Virgin Mobile USA common stock owned by the Virgin Group.
•	The Virgin Group will receive 149.6941 shares of Sprint Nextel common stock for each share of Virgin Mobile USA preferred stock owned by the Virgin Group.

SK Telecom:

•	SK Telecom will receive 1.2279 shares of Sprint Nextel common stock for each share of Virgin Mobile USA common stock owned by SK Telecom.
•	SK Telecom will receive 144.4588 shares of Sprint Nextel common stock for each share of Virgin Mobile USA preferred stock owned by SK Telecom.

All of Virgin Mobile USA’s outstanding debt has been retired, including amounts due under its Senior Secured Credit Facility and its related party Subordinated Secured Revolving Credit Agreement.

Sprint Nextel elected to make each of the payments required pursuant to the Trademark License Agreement, the Tax Receivable Agreement and the Subordinated Secured Revolving Credit Agreement in cash.

Virgin Mobile USA’s Class A common stock will cease trading on the NYSE as of the closing of the market today and will be delisted.

Seamless Transition

Customers using Sprint’s Boost Mobile or Virgin Mobile USA’s products and services will continue to enjoy the benefits of their current phones, service plans and features and do not need to take any action.

An experienced management team will lead Sprint’s prepaid group. Dan Schulman, formerly the CEO of Virgin Mobile USA, is now the president and Matt Carter, former head of Boost, will lead the sales and marketing efforts for the combined prepaid group.

About Sprint Nextel

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two wireless networks serving more than 48 million customers at the end of the third quarter of 2009 and the first and only 4G service from a national carrier in the United States; industry-leading mobile data services; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. The company’s customer-focused strategy has led to improved first call resolution and customer care satisfaction scores. For more information, visit www.sprint.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release includes forward-looking statements regarding the acquisition and related transactions that are not historical or current facts and deal with potential future circumstances and developments, in particular information regarding the rate of growth in the prepaid wireless segment and expected synergies from the acquisition. Forward-looking statements are qualified by the inherent risk and uncertainties surrounding future expectations generally and may materially differ from actual future experience. Risks and uncertainties that could affect forward-looking statements include: the failure to realize synergies as a result of operational efficiencies, streamlined distribution and general and administrative reductions in the timeframe expected or at all; unexpected costs or liabilities; and the risks that are described from time to time in Sprint Nextel’s and Virgin Mobile USA’s respective reports filed with the Securities and Exchange Commission (SEC), including the annual report on Form 10-K for the year ended December 31, 2008 and quarterly report on Form 10-Q for the quarter ended September 30, 2009 of each of Sprint Nextel and Virgin Mobile USA. This press release speaks only as of its date, and Sprint disclaims any duty to update the information herein.

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